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                                                                   EXHIBIT 99.1





August 6, 2001
                                       For additional information please
                                       Contact D. Anthony Peay, (804) 632-2112

FOR IMMEDIATE RELEASE

                     Union Bankshares Corporation ANNOUNCES
                               BRANCH ACQUISITION

          (Tappahannock, Va) - N. Byrd Newton, President and Chief Executive Officer of Northern Neck State Bank ("Northern Neck"), an affiliate of Union Bankshares Corporation, announced today that an agreement has been reached with Citizens & Farmers Bank (C&F) for Northern Neck to acquire its Tappahannock branch.

           "We are excited to be able to bring this branch into our community banking family," Newton said. "The customer base and location of this branch provide us the opportunity both to expand our presence in Tappahannock and Essex County and to better serve our existing customers there. The existing staff of the C&F branch will join our existing staff and together, they will work with the C&F customers to make their conversion into our Bank a pleasant experience, targeted towards building a beneficial financial relationship with us.

          Northern Neck State Bank is a member of the Union Bankshares Corporation family of community banks and has over $248 million in assets. "This acquisition represents another strategic step in our plan of profitable growth and the creation of cost effectiveness and efficiency," said D. Anthony Peay, Chief Financial Officer of Union Bankshares Corporation. "It is anticipated that the operations of the Bank's existing branch at Rt.17 and Earl Street will be combined into the newly acquired branch to create a more accessible and efficient location for all of our customers. Tappahannock continues to be a strong contributor to the economy, not only of Essex County, but other counties throughout the Northern Neck and Middle Peninsula. It remains a vibrant community bank market and we look forward to expanding our service to its residents."

          Newton added, "We welcome the opportunity to provide these new customers with the products and exceptional service that the Northern Neck customers have come to expect. Our network of branches throughout the Northern Neck and our wide array of financial products enable us to effectively serve these customers and meet their financial needs. In today's changing financial services industry we are pleased to be able to offer not only traditional banking services, but the many products offered by our investment company and mortgage company."

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          The transaction includes approximately $16.0 million in deposits and
$3.0 million in loans and is expected to close by the end of October 2001. Consummation of the purchase is contingent on regulatory approval and satisfaction of certain other conditions described in the agreement.

          Northern Neck State Bank is an independent community bank founded in 1909 with offices in Burgess, Kilmarnock, Montross, Reedville, Warsaw, White Stone and Tappahannock. It is also a member of the Union Bankshares Corporation family that also includes Union Bank & Trust, Rappahannock National Bank, Bank of Williamsburg, Union Investments Services, and Mortgage Capital Investors, each of which is independently operated. Union Bankshares is the 2nd largest community banking organization based in Virginia with total assets of $924.0 million. Union Bankshares' Common Stock is quoted on the NASDAQ National Market under the ticker symbol UBSH. It is also listed in some newspapers under the NASDAQ National Market heading "UnBkCp" or "UnionBS."

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